Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results

May 12, 2014, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported first quarter earnings of $520,000 or $0.33 diluted earnings per share compared to $653,000 or $0.42 diluted earnings per share a year earlier.  The major contributors to the Bank’s performance were a decrease in net interest income of $246,000 or 8.2% compared to the same period in 2013, primarily because of lower loan rates and slower loan growth for the three months, and a $241,000 decrease in the gain on the sale of mortgage loans over the first three months of last year as higher long-term interest rates slowed mortgage refinance activity.  These contributors were offset by a $400,000 decrease in the provision for loan losses.

Randolph F. Williams, President and CEO stated, “We continue to make progress with our asset quality which compares favorably with peer data.  At March 31, 2014, non-performing assets were well under 1.0% of total assets, totaling $2.5 million or 0.70% of total assets, compared to $2.6 million or 0.70%, at the end of 2013 and a twelve-year low.  We have had a decrease in non-performing assets in each of the past 12 quarters.  With an allowance for loan losses totaling $6.4 million and only $2.4 million in non-performing loans we believe we are well reserved against asset deterioration.”

Williams continued, “Despite the terrible weather we experienced in the first quarter we were able to hold our own on the lending side of the bank.  Residential mortgage applications were slow in the first quarter, however, the majority of residential loans closed in the first quarter were for home purchases rather than refinances.  Tippecanoe County has been named by the Indiana University Kelley School of Business as Indiana’s fifth fastest growing county and we see signs of why that is true”.

The Bank continues to maintain a strong capital base with a total capital-to-asset ratio at March 31, 2014 of 11.28%, and a risk-based capital ratio of 17.48%, both of which are well above the current definition of “well-capitalized” as defined by the bank regulators.

The closing market price of LSB stock on May 9, 2014 was $29.40 per share as reported by the NASDAQ Global Market. This represents an increase of 43.84% over the same date last year.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	March 31,2014 (Unaudited)	December 31, 2013

Cash and due from banks	$17,286	$21,961
Interest-bearing deposits	5,533	2,237
Interest-bearing time deposits	1,247	1,743
Available-for-sale securities	62,232	62,705
Loans held for sale	1,547	657
Net portfolio loans	254,249	254,703
Allowance for loan losses	6,394	6,348
Premises and equipment, net	8,179	7,933
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank-owned life insurance	6,781	6,745
Other assets	5,841	5,712
Total assets	366,080	367,581

Deposits	312,219	314,620
Advances from Federal Home Loan Bank	10,000	10,000
Other liabilities	2,578	2,234
Total liabilities	324,797	326,854

Shareholders’ equity	41,283	40,727
Book value per share	$26.35	$26.03
Equity / assets	11.28%	11.08%
Total shares outstanding	1,566,904	1,564,838

Asset quality data:
Total non-accruing loans	$2,389	$2,572
Non-accruing loans 90 or more days past due	1,188	1,384
Non-accruing loans less than 90 days past due	1,201	1,188
Other real estate / assets owned	157	18
Total non-performing assets	2,546	2,590
Non-performing loans / total loans	0.93%	1.01%
Non-performing assets / total assets	0.70%	0.70%
Allowance for loan losses / non-performing loans	267.64%	246.81%
Allowance for loan losses / non-performing assets	251.14%	245.13%
Allowance for loan losses / net loans receivable	2.45%	2.43%
Loans charged off	$96	$321
Recoveries on loans previously charged off	142	84

	Three months ended March 31,
Selected operating data:	2014	2013
	(Unaudited)

Total interest income	$3,244	$3,642
Total interest expense	495	647
Net interest income	2,749	2,995
Provision for loan losses	---	400
Net interest income after provision for loan losses	2,749	2,595
Non-interest income:
Deposit account service charges	264	272
Gain on sale of mortgage loans	189	430
Net gain (loss) on sale of real estate owned	3	(2)
Debit card fees	142	141
Brokerage fees	36	133
Other non-interest income	156	418
Total non-interest income	790	1,118
Non-interest expense:
Salaries and benefits	1,496	1,527
Occupancy and equipment, net	405	319
Computer service	154	142
Advertising	80	115
FDIC insurance premiums	115	116
ATM	76	73
Professional fees	137	119
Other	275	264
Total non-interest expense	2,738	2,675
Income before income taxes	801	1,038
Income tax expense	281	385
Net income	520	653
Other comprehensive income (loss)	119	11
Comprehensive income	639	664

Weighted average number of diluted shares	1,574,255	1,563,664
Diluted earnings per share	$0.33	$0.42

Return on average equity	5.07%	6.65%
Return on average assets	0.57	0.72
Average earning assets	$341,082	$342,613
Net interest margin	3.22%	3.50%
Efficiency ratio	77.37	72.04